EXHIBIT 99.1



Gasco
------
Energy



For Release at 8:00 AM EDT on Monday, April 10, 2006

                    GASCO ENERGY PROVIDES OPERATIONS UPDATE;
                 ANNOUNCES PARTICIPATION IN IPAA OGIS CONFERENCE

     FIRST QUARTER NET PRODUCTION UP 9.5% OVER FOURTH QUARTER OF 2005 AND UP
                         478% OVER FIRST QUARTER OF 2005

DENVER - (PR Newswire) - April 10, 2006 - Gasco Energy, Inc. (AMEX: GSX) today provided an interim operations update on its Riverbend Project in Utah's Uinta Basin.

Record Quarterly Production
Estimated cumulative net production for the quarter ended March 31, 2006 was
849.8 million cubic feet equivalent (MMcfe), an increase of 9.5% over fourth quarter 2005 production of 776.1 MMcfe, and 478% above first quarter 2005's production of 147.1 MMcfe. Net production increases are attributed to the completion of new wells and recompletions of existing wells partially offset by normal production declines in existing wells.

First quarter 2006 gross production increased 12.6% to 1637.5 MMcfe over gross production of 1,454.0 MMcfe for the fourth quarter of 2005.

-------------------------------------------------------------------------------------------------------------
Gasco Energy Net Production Detail
-------------------------------------------------------------------------------------------------------------

                                           Three months                          Three months
                                               Ended                               Ended
                                       Mar. 31      Mar. 31       %         Mar. 31    Dec. 31         %
                                         2006        2005       Change       2006*      2005 %      Change

Natural Gas / MMcf                       823.6       137.8        498        823.6       750.4        9.8
Oil / MBbls                               4.4         1.5         193         4.4         4.3         2.3
Natural Gas Equivalents / MMcfe          849.8       147.1        478        849.8       776.1        9.5
------------------------------------- ------------ ----------- ----------- ----------- ----------- ----------

*Includes preliminary production estimates for the first quarter of 2006

Drilling Activity
During the first quarter of 2006, Gasco spudded five gross wells (3.8 net) and reached total depth on six gross wells (4.1 net). The Company continues to run three drilling rigs on its Riverbend project and expects to take delivery of its fourth rig in May 2006.

Completion Activity
During the quarter, Gasco conducted initial completion operations on four wells and re-entered seven wells to complete behind-pipe pay zones. At March 31, 2006, Gasco operated 46 gross wells. Two additional wells were awaiting completion activities.

First Quarter Financial Results
Gasco expects to announce its first quarter results on or before May 5, 2006. The Company will schedule a conference call to be announced at a later date to discuss first quarter operational and financial results. IPAA OGIS Conference

Gasco Energy also today announced its participation in the 2006 Independent Petroleum Association of America's Oil and Gas Investment Symposium in New York. Gasco's CEO and President, Mark Erickson will provide an update to investors on Wednesday, April 12, 2006 at 10:55 AM EDT. Also attending the conference are Gasco's chief operating officer, Mike Decker and its chief financial officer, King Grant. Webcasting is available for the IPAA presentation at: http://www.investorcalendar.com/IC/CEPage.asp?ID=102987&CID= during the time of the presentation. Alternatively, you may also access the presentation slides and the webcast by logging onto the Gasco home page at www.gascoenergy.com.

About Gasco Energy
Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently is active in the Uinta Basin in Utah and controls acreage in the Greater Green River Basin of Wyoming. To learn more, visit www.gascoenergy.com.

Forward-looking statements
Certain statements set forth in this press release relate to management's future

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plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding the Company's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of the Company, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those the Company expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; and other risks described under "Risk Factors" in
Item 1. of the Company's 2005 Form 10-K filed with the Securities and Exchange Commission on March 3, 2006.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

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